Exhibit 99.1

Ultralife Increases Second Quarter and Full Year Revenue Guidance

NEWARK, N.Y.--(BUSINESS WIRE)--Ultralife (NASDAQ: ULBI) announced that, based on a review of its progress for the second quarter ending June 28, the company expects to report revenue in excess of $75 million. These expected results compare to management’s previous guidance, which estimated revenue in the range of approximately $60 million to $70 million. For the full year 2008, the company now forecasts revenue of at least $250 million.

“The revenue increase is attributable to strong shipments to date, strong backlog in most businesses and requests from customers for accelerated deliveries against their orders,” said John D. Kavazanjian, Ultralife's president and chief executive officer. “We will provide more details about our second quarter performance and the outlook for the third quarter and full year when we report second quarter results, currently planned for July 31, 2008.”

About Ultralife

Ultralife, which began as a battery company, now offers products and services ranging from portable and standby power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Ultralife’s family of brands includes: Ultralife Batteries, Stationary Power Services, Reserve Power Systems, ABLE, McDowell Research and RedBlack Communications. Ultralife’s operations are in North America, Europe and Asia. For more information, visit www.ulbi.com.

CONTACT:
Ultralife Batteries, Inc.
Robert W. Fishback, 315-332-7100
bfishback@ulbi.com
or
Lippert/Heilshorn & Associates, Inc.
Jody Burfening, 212-838-3777
jburfening@lhai.com